Filed pursuant to Rule 424(b)(5)
Registration No. 333-268346
AMENDMENT NO. 1 DATED JANUARY 31, 2024
(To Prospectus Supplement dated February 6, 2023 and
Prospectus dated November 21, 2022)
VELO3D, INC.
Up to $75,000,000
Common Stock
This amendment no. 1 to prospectus supplement (this “amendment”) amends our prospectus supplement dated February 6, 2023 (the “prospectus supplement”). This amendment should be read in conjunction with the prospectus supplement and the accompanying prospectus dated November 21, 2022 (the “prospectus”), each of which are delivered with this amendment. This amendment amends only those sections of the prospectus supplement listed in this amendment; all other sections of the prospectus supplement remain unchanged.
We previously entered into a Sales Agreement dated February 6, 2023 (the “Sales Agreement”) with Needham & Company, LLC (the “Sales Agent”), relating to sales of shares of our common stock, $0.00001 par value per share (“common stock”), offered by the prospectus supplement and accompanying prospectus. We are filing this amendment to amend the prospectus supplement to increase the aggregate dollar amount of shares of common stock that we may sell pursuant to the Sales Agreement in order to satisfy the covenant in our senior secured notes due 2026, as amended (the “Secured Notes”) that we establish an at-the-market offering program with aggregate available capacity to generate gross proceeds to us of at least $75,000,000 as of January 31, 2024. The prospectus supplement originally permitted us to offer and sell shares of common stock having an aggregate offering price of up to $40,000,000, and as of the date of this amendment, we have sold shares of common stock pursuant to the Sales Agreement for gross proceeds of $24,636,166.03. This amendment increases the aggregate dollar amount of shares of common stock available to be sold from time to time through the Sales Agent to $75,000,000, from and including the date hereof. We do not expect to sell any additional shares of common stock pursuant to the Sales Agreement until after February 12, 2024, the last day of the 45-day lock up period that we agreed to in connection with our recent $18,000,000 registered direct offering of common stock and warrants to purchase common stock.
Our common stock is quoted on the New York Stock Exchange (the “NYSE”) under the symbol “VLD.” On January 29, 2024, the last reported sales price of our common stock on the NYSE was $0.31 per share. The trading price of our common stock has fluctuated, and is likely to continue to fluctuate due to a variety of factors.
We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and are subject to reduced public company reporting requirements.
Sales of our common stock, if any, under the prospectus supplement, as amended by this amendment, and the accompanying prospectus may be made by any method permitted that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Sales Agent is not required to sell any specific number or dollar amount of shares of common stock, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the Sales Agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.
The compensation to the Sales Agent for sales of common stock sold pursuant to the Sales Agreement will be an amount equal to 3% of the gross proceeds of any shares of common stock sold under the Sales Agreement. In connection with the sale of the common stock on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have also agreed in the Sales Agreement to provide indemnification and contribution to the Sales Agent with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Plan of Distribution” beginning on page S-13 of this amendment regarding the compensation to be paid to the Sales Agent.
Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-3 of this amendment, page S-7 of the prospectus supplement, page 4 of the prospectus and the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this amendment, the prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Needham & Company
The date of this amendment no. 1 to prospectus supplement is January 31, 2024

S-i

ABOUT THIS AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT
This amendment, the prospectus supplement dated February 6, 2023 and the accompanying prospectus dated November 21, 2022 are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in the accompanying prospectus in one or more offerings. Under the prospectus supplement, as amended by this amendment, we may from time to time sell shares of our common stock having an aggregate offering price of up to $75,000,000, at prices and on terms to be determined by market conditions at the time of the offering.
The prospectus supplement, as amended by this amendment, describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus supplement, as amended by this amendment, and the accompanying prospectus. To the extent there is a conflict between the information contained in the prospectus supplement, as amended by this amendment, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference into the prospectus supplement, as amended by this amendment, or the accompanying prospectus that was filed with the SEC before the date of this amendment or the prospectus supplement, on the other hand, you should rely on the information in this amendment or the prospectus supplement, as applicable. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into the prospectus supplement, as amended by this amendment—the statement in the document having the later date modifies or supersedes the earlier statement.
We have not, and the Sales Agent has not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this amendment, the prospectus supplement, the accompanying prospectus or, if permitted, any related free writing prospectus to which we have referred you. Neither we nor the Sales Agent take any responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We are not, and the Sales Agent is not, making an offer to sell the shares of common stock in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this amendment, the prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and, if permitted, any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this amendment, the prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and, if permitted, any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.
Unless the context otherwise requires, references in this amendment and the prospectus supplement to:
•“Legacy Velo3D” refer to Velo3D, Inc., a Delaware corporation, prior to the closing of the Merger (as defined in the prospectus supplement);
•“Velo3D” refer to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to its domestication), and its consolidated subsidiaries following the closing of the Merger; and
•“we,” “us,” and “our” or the “Company” refer to Velo3D following the closing of the Merger and to Legacy Velo3D prior to the closing of the Merger.
S-ii

INCORPORATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into the prospectus supplement, as amended by this amendment, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of the prospectus supplement, as amended by this amendment, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this amendment, the prospectus supplement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of the prospectus supplement, as amended by this amendment, to the extent that a statement contained in the prospectus supplement, as amended by this amendment, or a subsequently filed document incorporated by reference modifies or replaces that statement.
This amendment incorporates by reference the documents set forth below that have previously been filed with the SEC:
•our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 20, 2023;
•the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2023, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022;
•our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 10, 2023, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, filed with the SEC on August 15, 2023, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed with the SEC on November 20, 2023;
•our Current Reports on Form 8-K filed with the SEC on February 6, 2023, February 22, 2023, June 5, 2023, June 9, 2023, July 31, 2023 (but only with respect to Item 5.02 thereto), August 15, 2023, August 21, 2023, August 21, 2023, September 26, 2023 (but only with respect to Item 5.02 thereto, and as amended on October 2, 2023), October 2, 2023, October 10, 2023, November 28, 2023 (but only with respect to Items 1.01, 2.03, 3.02 and 9.01 thereto), November 29, 2023, December 7, 2023; December 15, 2023 (but only with respect to Item 5.02 thereto); December 28, 2023 (but only with respect to Items 1.01, 3.01 and 9.01 thereto); January 4, 2024 (but only with respect to Item 3.01 thereto) and January 30, 2024; and
•the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 2, 2020, as updated by the description of our common stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2022, including any subsequent amendments or reports filed for the purpose of updating such description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into the prospectus supplement, as amended by this amendment, and deemed to be part of the prospectus supplement, as amended by this amendment, from the date of the filing of such reports and documents.
We will provide, without charge, to each person, including any beneficial owner, to whom a copy of the prospectus supplement, as amended by this amendment, is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in the prospectus supplement, as amended by this amendment, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at 1 (408) 610-3915, or by sending a written request to Velo3D, Inc., 511 Division Street, Campbell, California 95008, Attention: Investor Relations.
S-iii

RECENT DEVELOPMENTS
Short-Term Liquidity
The unaudited condensed consolidated financial statements appearing in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 and incorporated herein by reference were prepared assuming we would continue as a going concern. In the notes to these financial statements, we disclosed that: (i) since inception, we have not achieved profitable operations or generated positive cash flow from operations; (ii) as of September 30, 2023, we had an accumulated deficit of $296.6 million; (iii) we were not in compliance with a minimum revenue covenant under our then outstanding $70.0 million aggregate principal amount of senior secured convertible notes due 2026 (the “Secured Convertible Notes”); (iv) we had experienced less revenue growth than expected due to the impact of delayed shipments during the three and nine months ended September 30, 2023 and, due to the impact of fourth quarter customer order delays and our bookings to date, we expected additional contraction of revenue growth in the near term; and (v) accordingly, we believed there was substantial doubt about our ability to continue as a going concern for the twelve-month period following the issue date of such financial statements.
Since September 30, 2023, we have taken the following steps to repay and restructure our indebtedness and raise additional capital:
•On November 28, 2023, we (i) made a $15.0 million cash payment, together with accrued and unpaid interest, to the holders of the Secured Convertible Notes to repay $12.5 million of aggregate principal amount thereof, (ii) exchanged the remaining Secured Convertible Notes for (A) $57.5 million aggregate principal amount of Secured Notes and (B) 10,000,000 shares of common stock, and (iii) made a cash payment of accrued and unpaid interest on the remaining Secured Convertible Notes exchanged with the note holders.
•During December 2023, we offered and sold approximately 8,941,494 shares of our common stock for gross proceeds of approximately $5.0 million pursuant to the Sales Agreement.
•On December 29, 2023:
◦we issued 36,000,000 shares of common stock and warrants to purchase 36,000,000 shares of common stock for gross proceeds of $18.0 million in a registered direct offering;
◦we (i) made a $25.0 million cash payment, together with accrued and unpaid interest, to the holders of the Secured Notes to repay approximately $20.8 million of aggregate principal amount thereof, and (ii) amended certain terms of the Secured Notes; and
◦we issued warrants to purchase 1,800,000 shares of common stock to the placement agent in our registered direct offering.
We refer to these transactions collectively as the “Recent Equity and Debt Transactions.” For additional details, see our Current Reports on Form 8-K filed with the SEC on November 28, 2023, November 29, 2023 and December 28, 2023, which are incorporated by reference into this amendment.
Although the Recent Equity and Debt Transactions have improved our near-term liquidity, they have not fully addressed the substantial doubt about our ability to continue as a going concern, and we expect we will need to raise additional capital to fund our operations in the near term, including through the sales of shares of our common stock from time-to-time in this offering.
We are undertaking expense reduction and cash saving initiatives as part of a company-wide restructuring and strategic realignment plan to help conserve working capital. In addition, we have also implemented new go-to-market and service strategies to rebuild our bookings and backlog pipeline. Further, we have commenced a strategic business review process to explore alternatives in order to maximize stockholder value.

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $75,000,000.

Common stock to be outstanding immediately after this offering
Up to 461,191,962 shares (as more fully described in the notes following this table), assuming sales of 241,935,484 shares of our common stock in this offering at an assumed offering price of $0.31 per share, which was the last reported sale price of our shares of common stock on the NYSE on January 29, 2024. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of Offering	“At the market offering” that may be made from time to time through the Sales Agent. See “Plan of Distribution” on page S-13 of this amendment.

Use of Proceeds
We currently intend to use the net proceeds of this offering primarily for working capital, capital expenditures and other general corporate purposes, including repayment of the Secured Notes. See “Use of Proceeds” on page S-10 of this amendment.

Risk Factors
Investing in our common stock involves significant risks. See the disclosure under the heading “Risk Factors” on page S-3 in this amendment and page S-7 of the prospectus supplement and under similar headings in other documents incorporated by reference into this amendment, the prospectus supplement and the accompanying prospectus.

NYSE listing	VLD.
The number of shares of our common stock to be outstanding after this offering is based on 219,256,478 shares of our common stock outstanding as of September 30, 2023, after giving effect to the Recent Equity and Debt Transactions, and excludes:
•15,136,666 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2023 at a weighted-average exercise price of $0.56 per share;
•11,491,036 shares of common stock issuable upon the vesting of and settlement of restricted stock units (“RSUs”) outstanding as of September 30, 2023;
•21,758,148 shares of common stock (the “Earn-Out Shares”) that certain Legacy Velo3D equity holders have the contingent right to receive upon the achievement of certain vesting conditions;
•50,945,000 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, with a weighted-average exercise price of $3.38 per share; and
•37,669,424 additional shares of common stock reserved for future issuance as of September 30, 2023 under our equity incentive plans, consisting of (1) 30,298,210 shares of common stock reserved for issuance under our 2021 Equity Incentive Plan (the “EIP”), and (2) 7,371,214 shares of common stock reserved for issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”).
The information set forth above does not reflect (i) 12,920,934 additional shares of common stock that became available for issuance under the EIP on January 1, 2024 pursuant to the evergreen provisions of the EIP providing for an annual 5% automatic increase in the number of shares reserved for issuance under the EIP, (ii) 2,584,186 additional shares of common stock that became available for issuance under the ESPP on January 1, 2024 pursuant to the evergreen provisions of the ESPP providing for an annual 1% automatic increase in the number of shares reserved for issuance under the ESPP, or (iii) the grant of options, the exercise of options, the grant of RSUs, the vesting and settlement of RSUs, or the forfeiture of options or RSUs, in each case, subsequent to September 30, 2023. As of December 31, 2023, there were 258,418,695 shares of our common stock outstanding.

RISK FACTORS
Investment in the shares of common stock offered pursuant to the prospectus supplement, as amended by this amendment, and the accompanying prospectus involves risks. You should carefully consider the risk factors described below, in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023, incorporated by reference in the prospectus supplement, as amended by this amendment, any further amendment or update thereto reflected in subsequent filings with the SEC, including in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference in the prospectus supplement, as amended by this amendment and as updated by our subsequent filings under the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered shares of common stock.
Additional Risks Related to this Offering
If you purchase shares of our common stock sold in this offering, you may experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to you.
The price per share of our common stock being offered may be higher than the net tangible book value per share of our outstanding common stock prior to this offering. After giving effect to (i) the Recent Equity and Debt Transactions, and (ii) the sale of our common stock in the aggregate amount of $75.0 million at an assumed offering price of $0.31 per share, the last reported sale price of our common stock on the NYSE on January 29, 2023, and after deducting commissions and estimated offering expenses payable by us, new investors in this offering will incur immediate dilution of $0.01 per share. To the extent outstanding stock options or warrants are exercised, RSUs vest and settle, Earn-Out Shares are issued or the holders of the Secured Notes elect to receive any unpaid portion of the Event of Default Acceleration Amount (as defined in the Secured Notes) in shares of our common stock, there will be further dilution to new investors. For a more detailed discussion of the foregoing, see the section entitled “Dilution” below.
Because the sales of the shares of common stock offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, to the extent we need to raise additional capital in the future and we issue additional shares of common stock or securities convertible, exercisable or exchangeable for our common stock, whether in connection with additional financings to fund our operations in the near term or otherwise, including in connection with the exercise by certain affiliated institutional investors of their right to purchase up to an additional $35.0 million in aggregate principal amount of the Secured Convertible Notes (the “Additional Secured Convertible Notes”), our then existing stockholders may experience dilution and the new securities may have rights senior to those of our common stock offered in this offering.
The price of our common stock may be volatile.
The trading price of our common stock has fluctuated, ranging from a closing price low of $0.39 to a closing price high of $3.67 during the twelve months ended December 31, 2023, and is likely to continue to fluctuate due to a variety of factors, including:
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements and our ability to continue as a going concern;
•our ability to service and comply with our indebtedness;
•our ability to satisfy NYSE listing rules;
•changes in the industries in which we and our customers operate;
•variations in our operating performance and the performance of our competitors in general;

•actual or anticipated fluctuations in our quarterly or annual operating results;
•publication of research reports by securities analysts about our or our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•our failure or the failure of our competitors to meet securities analysts’ projections or guidance that our or our competitors may give to the market;
•changes in our financial, operating or other metrics, regardless of whether we consider those metrics as reflective of the current state or long-term prospects of our business, and how those results compare to securities analyst expectations, including whether those results fail to meet, exceed, or significantly exceed securities analyst expectations;
•additions and departures of key personnel;
•changes in laws and regulations affecting our business;
•commencement of, or involvement in, litigation involving us;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt including in connection with the exercise by certain affiliated institutional investors of their right to purchase the Additional Secured Convertible Notes;
•the volume of shares of our common stock available for public sale; and
•general economic and political conditions such as recessions, interest rates, fuel prices, inflation, bank failures, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism (including, for example, the war in Israel, and the war in Ukraine and the economic sanctions related thereto).
These market and industry factors may materially reduce the market price of our common stock regardless of our operating performance.
Risks Related to Our Financial Position and Need for Additional Capital
There is substantial doubt about our ability to continue as a going concern, which could have a material adverse impact on our business.
As described in “Recent Developments—Short Term Liquidity,” we have concluded there is substantial doubt about our ability to continue as a going concern. Further, the Recent Equity and Debt Transactions have not addressed the substantial doubt about our ability to continue as a going concern, and we expect we will need to engage in additional financings to fund our operations in the near term, including through the sales of shares of our common stock from time-to-time in this offering.
Our conclusion that there is substantial doubt about our ability to continue as a going concern may be viewed unfavorably by current and prospective investors, as well as by analysts and creditors. As a result, this conclusion may make it more difficult for us to raise the additional financing necessary to continue to operate our business. In addition, this conclusion may make it more difficult for us to sell our products and meet our sales forecasts or retain employees, which may further impede our ability to raise additional financing. If we become unable to continue as a going concern, we may find it necessary to file a petition for reorganization under Title 11 of the U.S. Code in order to provide us additional time to identify an appropriate solution to our financial situation and implement a plan of reorganization aimed at improving our capital structure.

We expect to require additional capital to fund our operations in the near term, and this capital might not be available on acceptable terms, if at all.
We expect that we will need to engage in additional financings to fund our operations in the near term, including through the sales of shares of our common stock from time-to-time in this offering, as well as to respond to business challenges and opportunities, including the need to repay the Secured Notes, provide working capital, develop new features or enhance our products, expand our manufacturing capacity, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, subject to our compliance with the covenants in the Secured Notes, we expect we will need to engage in additional equity or debt financings to secure additional funds, including seeking additional capital from additional public or private offerings of our equity or debt securities, electing to repay, restructure or refinance our existing indebtedness, or electing to borrow additional amounts under new credit lines or from other sources. We may also seek to raise additional capital, including from additional offerings of our equity or debt securities on an opportunistic basis when we believe there are suitable opportunities for doing so. For example, the registration statement to which this amendment and the prospectus supplement relate permits us to sell from time-to-time additional shares of our common stock or other securities in one or more offerings in amounts, at prices and on the terms that we will determine at the time of offering for aggregate gross sale proceeds of up to $300.0 million. However, our recent and projected financial results and the related conditions that raise substantial doubt about our ability to continue as a going concern, and general concerns among potential investors and creditors about our financial well-being may make taking such actions on commercially reasonable terms especially difficult.
If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. Our ability to raise additional capital when needed may be adversely affected by external factors beyond our control, including changes in the political climate, geopolitical actions, changes in market interest rates or foreign exchange rates, market volatility in the trading prices for our common stock and other technology companies, a recession, depression, high inflation or other sustained adverse market event, and the COVID-19 pandemic. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.
Risks Related to the Notes
The terms of the Notes restrict our current and future operations. Upon an event of default, we may not be able to make any accelerated payments under the Notes or our other permitted indebtedness.
As of the date of this amendment, we had approximately $36.7 million aggregate principal amount of the Secured Notes outstanding. In addition, we have granted the holders of the Secured Notes the right to purchase up to an additional $35.0 million in aggregate principal amount of Additional Secured Convertible Notes so long as the notice to exercise such option is provided no later than the August 14, 2025. We refer to the Secured Notes and the Additional Secured Convertible Notes collectively as the “Notes.”
The Secured Notes contain, and the Additional Secured Convertible Notes if issued will contain, a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest. In particular, the Secured Notes contain, and the Additional Secured Convertible Notes if issued will contain, customary affirmative and negative covenants (including covenants that limit our ability to incur debt, make investments, transfer assets, engage in certain transactions with affiliates and merge with other companies, in each case, other than those permitted by the Notes) and events of default. Furthermore, we will be required to maintain a minimum of $30.0 million of unrestricted cash and cash equivalents under the Additional Secured Convertible Notes, if issued. Further, the Secured Notes require us, and the Additional Secured Convertible Notes if issued will require us, to maintain minimum levels of Available Cash (as defined in the Notes), calculated monthly based on a rolling three-month lookback period beginning with the three-month period ending on December 31, 2023, specified in the Notes. Our ability to meet the financial tests under the Notes can be affected by events beyond our control, and we may be unable to meet them.
A breach of the covenants or restrictions under the Notes or under the agreements governing any of our other permitted indebtedness could result in an event of default under the applicable indebtedness. Such a default may allow holders of the Notes or the holders or lenders of our other permitted indebtedness, as appropriate, to accelerate the related indebtedness, which may result in the acceleration of other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, such lenders or holders could terminate commitments to lend money, if any. Furthermore, if we were unable to repay the Notes or other permitted indebtedness, then due and payable, secured lenders could proceed against the assets, if any, securing such indebtedness. In the event such lenders or holders accelerate the repayment of the Notes or our other permitted borrowings, we may not have sufficient assets to repay that indebtedness. A default would also significantly diminish the market price of our common stock.
In particular, as described in more detail in “Recent Developments—Short Term Liquidity,” we were not in compliance with a minimum revenue covenant under our then outstanding Secured Convertible Notes, which required us to repay and restructure our indebtedness thereunder, and we also amended certain terms of the Secured Notes. However, we may not be able to obtain any necessary waivers or amendments or otherwise restructure our outstanding indebtedness on favorable terms or at all to the extent we breach any covenants in the future.
Furthermore, as a result of these restrictions, we may be limited in how we conduct and grow our business, or unable to compete effectively or to take advantage of new business opportunities. These restrictions may affect our ability to grow in accordance with our strategy.
Servicing the Notes requires a significant amount of cash, and we may not have sufficient cash flow from our business or access additional financing to pay our obligations under the Notes or our other permitted indebtedness.
Our ability to make scheduled payments of principal or to pay interest on or to refinance the Notes or our other permitted indebtedness depends on our future performance and our ability to obtain future financing, which are subject to economic, financial, competitive and other factors, some of which are beyond our control. As of the date of this amendment, we have outstanding $36.7 million of Secured Notes, and the terms of the Secured Notes require us to pay approximately $44.0 million to repay the full principal amount of the Secured Notes at maturity or any other time. On the first day of each three-month period beginning on April 1, 2024 (a “Partial Redemption Date”), we are required to redeem $8,750,000 of the principal amount of the Secured Notes for a repayment price of $10,500,000, plus accrued and unpaid interest, unless the holders cancel such redemption.
Further, if we issue the full $35.0 million of the Additional Secured Convertible Notes, the terms of the Additional Secured Convertible Notes will require us to pay approximately $40.3 million to repay the full principal amount of the Additional Secured Convertible Notes at maturity or any other time, and the holders of the Additional Secured Convertible Notes will have the right to require us to redeem $8,750,000 of the principal amount of the Additional Secured Convertible Notes for a repayment price of $10,062,500, plus accrued and unpaid interest, on a Partial Redemption Date.
Our business may not generate cash flow from operations in the future sufficient to satisfy our obligations under the Notes or our other permitted indebtedness and, in particular, we expect that we will need to engage in additional financings to fund our operations in the near term, the terms of which may be onerous or highly dilutive. If we are unable to generate such cash flow and obtain such additional financing, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, or refinancing or restructuring our indebtedness on terms that may be unfavorable. We may not prepay the Notes without the consent of the holders, and our ability to refinance the Notes or our other permitted indebtedness will also depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on the Notes or our other indebtedness.

Conversion of any Additional Secured Convertible Notes may dilute the ownership interest of existing stockholders or may otherwise depress the price of our common stock.
If we issue any Additional Secured Convertible Notes, the conversion of such Notes will dilute the ownership interests of existing stockholders to the extent we deliver shares upon conversion of such Notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, if we issue any Additional Secured Convertible Notes, the existence of such Notes may encourage short selling by market participants because the conversion of such Notes could be used to satisfy short positions, or anticipated conversion of such Notes into shares of our common stock could depress the price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed in this amendment, the prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may constitute forward-looking statements for purposes of the Securities Act and the Exchange Act, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “estimate,” “may,” “expect” and similar expressions are generally intended to identify forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed in the section entitled “Risk Factors,” and elsewhere in this amendment, the prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, where such forward-looking statements appear. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Such forward-looking statements include, but are not limited to, statements about:
•our anticipated use of the net proceeds of this offering;
•our market opportunity;
•the ability to maintain the listing of our common stock on the NYSE and the potential liquidity and trading of our common stock;
•our ability to execute our business plan, which may be affected by, among other things, competition and our ability to grow and manage growth profitably, maintain relationships with customers and retain our key employees;
•changes in applicable laws or regulations;
•the inability to develop and maintain effective internal control over financial reporting;
•our ability to service and comply with our indebtedness;
•our ability to raise financing in the future;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements and our ability to continue as a going concern;
•the potential for our business development efforts to maximize the potential value of our portfolio;
•regulatory developments in the United States and foreign countries;
•the impact of laws and regulations;
•our expectations regarding our strategic realignment and related initiatives, and our strategic business review process to explore alternatives in order to maximize stockholder value;
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•our financial performance;
•macroeconomic conditions, including economic downturns or recessions, inflation, interest rate fluctuations, supply chain shortages and any lingering effects of the COVID-19 pandemic on the foregoing; and
•other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this amendment, the prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein reflect our views and assumptions only as of the date of this amendment, the prospectus supplement, or such other document, as applicable. Except as required by law, we assume no responsibility for updating any forward-looking statements.
We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS
We may issue and sell shares of our common stock having aggregate sales proceeds of up to $75,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the Sales Agreement as a source of financing.
We currently intend to use any net proceeds from the sale of common stock under the prospectus supplement, as amended by this amendment, primarily for working capital, capital expenditures and other general corporate purposes, including repayment of the Secured Notes and other permitted indebtedness.
The Secured Notes bear interest at 6.00% per year, payable in cash, and mature on August 1, 2026. When we repay the principal of the Secured Notes pursuant to the terms of the Secured Notes, we are required to pay 120% of the principal amount repaid, plus any accrued interest. As described in more detail in “Recent Developments—Short Term Liquidity,” we issued the Secured Notes on November 28, 2023 in connection with the Recent Equity and Debt Transactions.
The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this amendment, the prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, and subject to our compliance with the covenants in the Secured Notes, we plan to invest the net proceeds from this offering in high-quality, short-term, interest-bearing obligations, investment-grade instruments or certificates of deposit.

DILUTION
If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value of our common stock as of September 30, 2023 was $103 million, or $0.51 per share of common stock based upon 200,314,984 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of September 30, 2023.
After giving effect to (i) the Recent Equity and Debt Transactions, and (ii) the sale of our common stock in the aggregate amount of $75.0 million at an assumed offering price of $0.31 per share, the last reported sale price of our common stock on the NYSE on January 29, 2023, and after deducting commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2023 would have been $105.9 million, or $0.21 per share of common stock. This represents an immediate decrease in net tangible book value of $0.30 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.01 per share to new investors in this offering.
The following table illustrates this calculation on a per share basis. The pro forma as-adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to the prospectus supplement, as amended by this amendment. The pro forma as-adjusted information assumes that all of our common stock in the aggregate amount of $75.0 million is sold at the assumed offering price of $0.31 per share, the last reported sale price of our common stock on the NYSE on January 29, 2023. The shares sold in this offering, if any, will be sold from time to time at various prices.

Assumed public offering price per share	$0.31
Historical net tangible book value per share as of September 30, 2023	$0.51
Decrease in net tangible book value per share attributable to the Recent Equity and Debt Transactions	$(0.10)
Pro forma net tangible book value per share, after the Recent Equity and Debt Transactions	$0.41
Decrease in net tangible book value per share attributable to the offering	$(0.20)
Pro forma as adjusted net tangible book value per share, after the Recent Equity and Debt Transactions and this offering	$0.21
Dilution per share to investors purchasing shares in this offering	$0.01
The number of shares of our common stock to be outstanding after this offering is based on 219,256,478 shares of our common stock outstanding as of September 30, 2023, after giving effect to the Recent Equity and Debt Transactions, and excludes:
•15,136,666 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2023 at a weighted-average exercise price of $0.56 per share;
•11,491,036 shares of common stock issuable upon the vesting of and settlement of RSUs outstanding as of September 30, 2023;
•21,758,148 Earn-Out Shares that certain Legacy Velo3D equity holders have the contingent right to receive upon the achievement of certain vesting conditions;
•50,945,000 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, with a weighted-average exercise price of $3.38 per share; and
•37,669,424 additional shares of common stock reserved for future issuance as of September 30, 2023 under our equity incentive plans, consisting of (1) 30,298,210 shares of common stock reserved for issuance under the EIP, and (2) 7,371,214 shares of common stock reserved for issuance under the ESPP.

The information set forth above does not reflect (i) 12,920,934 additional shares of common stock that became available for issuance under the EIP on January 1, 2024 pursuant to the evergreen provisions of the EIP providing for an annual 5% automatic increase in the number of shares reserved for issuance under the EIP, (ii) 2,584,186 additional shares of common stock that became available for issuance under the ESPP on January 1, 2024 pursuant to the evergreen provisions of the ESPP providing for an annual 1% automatic increase in the number of shares reserved for issuance under the ESPP, or (iii) the grant of options, the exercise of options, the grant of RSUs, the vesting and settlement of RSUs, or the forfeiture of options or RSUs, in each case, subsequent to September 30, 2023. As of December 31, 2023, there were 258,418,695 shares of our common stock outstanding.
In addition, we expect that we will need to engage in additional financings to fund our operations in the near term. If we raise additional capital through the sale of equity or convertible debt securities, you will experience further dilution.

PLAN OF DISTRIBUTION
We previously entered into the Sales Agreement with the Sales Agent relating to the sale of shares of our common stock offered by the prospectus supplement. The prospectus supplement originally permitted us to offer and sell shares of common stock having an aggregate offering price of up to $40,000,000, and as of the date of this amendment, we have sold shares of common stock pursuant to the Sales Agreement for gross proceeds of $24,636,166.03. This amendment increases the aggregate dollar amount of shares of common stock available to be sold to $75,000,000, from and including the date hereof.
Accordingly, under the prospectus supplement, as amended by this amendment, in accordance with the terms of the Sales Agreement, we may sell shares of our common stock for an aggregate offering price of up to $75,000,000 from time to time through or to the Sales Agent, acting as sales agent, subject to certain limitations, including the number or dollar amount of shares registered under the registration statement to which the offering relates. The sales, if any, of shares made under the Sales Agreement will be made by any method that is deemed an “at the market offering” as defined in Rule 415 promulgated under the Securities Act. We may instruct the Sales Agent not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or the Sales Agent may suspend the offering of common stock upon notice and subject to other conditions.
Each time we wish to issue and sell common stock under the Sales Agreement, we will notify the Sales Agent of the number or dollar value of shares to be issued, the dates on which such sales are anticipated to be made, any minimum price below which sales may not be made and other sales parameters as we deem appropriate. Once we have so instructed the Sales Agent, unless it declines to accept the terms of the notice, the Sales Agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of the Sales Agent under the Sales Agreement to sell our common stock is subject to a number of conditions that we must meet.
We will pay the Sales Agent commission equal to 3% of the gross proceeds from the sale of common stock offered hereby for its services in acting as agent in the sale of common stock. In addition, we previously agreed to reimburse certain expenses of the Sales Agent in an amount not to exceed $75,000 in connection with the establishment of this “at the market offering,” and $10,000 for each periodic update of such offering. In accordance with Financial Industry Regulatory Authority, Inc. Rule 5110, these fees and reimbursed expenses are deemed sales compensation in connection with this offering. We estimate that the total expenses for the offering, excluding compensation payable to the Sales Agent under the terms of the Sales Agreement, will be approximately $150,000.
Settlement for sales of common stock will generally occur on the second trading day following the date on which any sales are made, or on some other date that is agreed upon by us and the Sales Agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
In connection with the sale of shares of our common stock on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Agent against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the Sales Agent for certain other specified expenses.
The offering of our common stock pursuant to the prospectus supplement, as amended by this amendment, will terminate upon the earlier of (i) the sale of all of our common stock provided for in the prospectus supplement, as amended by this amendment, or (ii) termination of the Sales Agreement as provided therein.
Our common stock is traded on the NYSE under the symbol “VLD.” The transfer agent for our common stock is Continental Stock Transfer & Trust Company.
The Sales Agent and its respective affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, the Sales Agent will not engage in any market making activities involving our common stock while the offering is ongoing under the prospectus supplement, as amended by this amendment.

LEGAL MATTERS
Fenwick & West LLP, New York, New York, will pass upon certain legal matters relating to the issuance and sale of the shares of common stock offered hereby on behalf of the Company. Covington & Burling LLP, New York, New York, is counsel to the Sales Agent in connection with this offering.
EXPERTS
The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.